Exhibit 99.1

For Release Monday, May 18, 2009

Advance Nanotech Reports First Quarter 2009 Financial Results

MONTEBELLO, NY - Advance Nanotech, Inc. (OTCBB: AVNA) today reported financial results for the three months ended March 31, 2009.  A summary of the highlights from the quarter include:

•	Revenues of $693,000 for the first quarter of 2009 versus $671,000 from the comparable 2008 period
•	Operating costs reduced by over 50% for the first quarter of 2009 versus the comparable 2008 period
•	Receipt of $1.4 million contract option with the Department of Defense
•	Procurement of first order in the pharmaceutical industry for Lonestar
•	Owlstone named a finalist for SENSOR Innovation Award 2009 by AMA Association for Sensor Technology

Revenues generated were related to sales of its Lonestar and Vapor Generator products, along with contracted, instructional and set-up services provided to customers.  Although revenue increased by only 3%, our gross margin increased by over 67% as compared to the first quarter of 2008.

 “The first quarter of 2009 was marked by a concentration of focus on near term revenue generating application development, continued progress on our Department of Defense contract initiatives, and the evaluation of capital strategies to fund our business,” commented Bret Bader, Advance Nanotech’s CEO.  “Given our current resources, we have focused our application development on specific collaborations with certain strategic partners who co-fund additional application development based on their unique specifications.  Each new application that we are currently committing to develop and fund has significant, near-term revenue opportunities.  Our continued work with our contract from the Department of Defense has also led to further progress on the miniaturization of the surrounding components of our sensor system, which we expect to be completed in early 2010.  From a business and technological standpoint, the prospects for our technology continue to advance, as evidenced by our recently announced contracts with Crowcon Detection Instruments and with SELEX Galileo, and our confidence in the short and long term potential of our technology is increasing.”

Mr. Bader continued, “In regards to our current cash condition, we have revenue from product sales and monthly contractual payments from the U.S. Government and certain strategic partners that partially fund operations.  To provide additional working capital, we completed an offering in April $500,000 of short-term senior secured notes.  We also implemented costs savings initiatives last year that have resulted in a highly cost efficient operations, reducing operating expenses by over 50%, year over year.  We are continuing to aggressively pursue strategic partnerships, licensing opportunities, and other sources of capital to finance our ongoing operations.”

Selling, general and administrative expenses for the first quarter were $802,000, a decrease of $1.2 million or 59 percent compared to the first quarter 2008 level of $2.0 million.   Total operating expenses were $1.2 million, down from $2.5 million when compared to the first quarter of 2008. The loss from operations during the current first quarter was $767,000 compared to $2.25 million for the same period in 2008, representing a decrease of $1.45 or 65 percent.

The Company incurred interest expense during the first quarter of 2009 of $206,436, an increase of $40,952 from the previous year first quarter level due to an increase in convertible notes of $754,694 Other Expenses during the current first quarter included a non-cash late registration accrual of $109,555 relating to the registration obligations for the convertible note holders.  The Company also incurred a non-cash loss of $1.8 million during the first quarter 2009 for the re-valuation of the Company’s warrant liability as a result of the increase in the market price of the Company’s common stock from December 31, 2008.  During the same period of the prior year, the Company recognized a non-cash gain of $962,000.

As of December 31, 2008, the Company had net operating loss carry forwards for income tax reporting purposes of approximately $31.9 million that may be offset against future taxable income through 2028.

For the three months of 2009, the Company had a loss from continuing operations of $2.8 million or $0.05 per basic share, compared with a loss of $874,000 or $0.02 per basic share for the same period in 2008.  The Company reported a comprehensive loss of $2.2 million or $0.04 per basic share, compared with a comprehensive loss of $1.7 million or $0.05 per share for the same period in 2008.

Financial Results Summary

	Three Months Ended
	March 31, 2009	March 31, 2008
Net Revenue	$693,014	$670,895
Cost of Sales	$(238,748)	$(399,721)
Gross Margin	$454,266	$271,174
Research and development	$(419,688)	$(550,202)
Selling, general and administrative	$(801,898)	$(1,975,478)
Total operating expenses	$(1,221,587)	$(2,525,680)

Loss from Operations	$(767,320)	$(2,254,506)
Loss from Discontinued Operations	$(2,187)	$(211,501)
Loss from Continuing Operations	$(2,792,949)	$(874,140)
Net Loss	$(2,795,136)	$(1,085,641)
Comprehensive Loss	$(2,177,556)	$(1,656,692)

Loss per share from continuing operations, basic and diluted	$(0.05)	$(0.02)
Loss per share from discontinued operations, basic and diluted	$(0.00)	$(0.01)
Net loss per share, basic and diluted	$(0.05)	$(0.03)
Comprehensive loss per share, basic and diluted	$(0.04)	$(0.05)
Weighted Average Shares Outstanding	54,941,333	36,650,279

About Advance Nanotech, Inc. and Owlstone Nanotech, Inc.

Advance Nanotech, Inc. (d/b/a Owlstone) is in the process of realigning its business and becoming an operating company focused on its majority owned subsidiary Owlstone Nanotech's next generation chemical detection technology. Owlstone Nanotech, Inc. ("Owlstone") is a pioneer in the commercialization of chemical detection products. The Owlstone detector is a revolutionary dime-sized sensor that can be programmed to detect a wide range of chemical agents that may be present in extremely small quantities. Using leading-edge micro- and nano-fabrication techniques, Owlstone has created a complete chemical detection sensor that is significantly smaller and can be produced more cost effectively than products using existing technology. There are numerous applications -- across industries from security and defense to industrial process, air quality control and healthcare -- that depend on the rapid, accurate detection and measurement of chemical compounds. Owlstone works with market leaders within these industries to integrate the detector into next generation chemical sensing products and solutions. Owlstone's technology offers a unique combination of benefits, including small size, low manufacturing costs, minimal power consumption, reduced false-positives, and a customizable platform. For more information about Advance Nanotech, Inc. and Owlstone, please visit www.owlstonenanotech.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, spending levels, market acceptance of product lines, the recent economic slowdown affecting technology companies, the future success of scientific studies, ability to successfully develop products, rapid technological change, changes in demand for future products, legislative, regulatory and competitive developments, the Company's ability to secure additional working capital and/or generate sufficient cash flow to support its operations, and other factors could cause actual results to differ materially from the Company's expectations. Advance Nanotech's Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports and other SEC filings discuss some of the important risk factors that may affect Advance Nanotech's business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE: Advance Nanotech, Inc.

For more information, contact:

    Investor Relations
    (845) 533-4225
    ir@advancenanotech.com